EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-208204) of Carter Validus Mission Critical REIT, Inc. and in the Prospectus thereto, of our report dated March 26, 2015, with respect to the consolidated statement of comprehensive income, stockholders’ equity, cash flows and schedule of Carter Validus Mission Critical REIT, Inc. for the year ended December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Certified Public Accountants

Tampa, Florida
March 25, 2016